AMAG PHARMACEUTICALS ANNOUNCES FDA APPROVAL OF SUPPLEMENTAL NEW DRUG APPLICATION (sNDA) FOR FERAHEME ® (ferumoxytol injection)

Feraheme is Now a Treatment Option for All Eligible Adult Patients
with Iron Deficiency Anemia

WALTHAM, Mass., February 5, 2018 - AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG) today announced that the U.S. Food and Drug Administration (FDA) has approved its application to broaden the existing label for Feraheme® (ferumoxytol injection) beyond the current chronic kidney disease (CKD) indication to include all eligible adult Iron Deficiency Anemia (IDA) patients who have intolerance to oral iron or have had unsatisfactory response to oral iron. This sNDA approval immediately doubles the number of patients who could benefit from Feraheme to include both CKD and non-CKD patients.

"Iron deficiency anemia is a serious and under-treated health condition which negatively impacts quality of life for millions of people, many of whom do not benefit from or cannot tolerate oral iron therapy,” said Michael Auerbach, M.D., Clinical Professor at Georgetown University School of Medicine. "Physicians now have a new option for patients who meet the broader ferumoxytol injection indication that can be administered in 15 minutes providing a gram of iron in two doses as few as three days apart."

The Feraheme label expansion approval was supported by two positive pivotal Phase 3 trials evaluating Feraheme versus iron sucrose or placebo in a broad population of patients with IDA. It was also supported by positive results from a third Phase 3 randomized, double-blind, clinical safety trial comparing Feraheme to Injectafer® (ferric carboxymaltose injection) in approximately 2,000 adults with IDA. The study demonstrated comparability to Injectafer® based on the primary composite endpoint of the incidence of moderate-to-severe hypersensitivity reactions (including anaphylaxis) and moderate-to-severe hypotension.

The study also met important secondary safety and efficacy endpoints, including the demonstration of mean improvement in hemoglobin per gram of iron administered from baseline to week 5 (1.35 g/dL Feraheme versus 1.10 g/dL Injectafer®). Adverse event rates were similar across both treatment groups, however, the incidence of severe hypophosphatemia (defined by blood phosphorous of <0.6 mmol/L at week 2) was less in the patients receiving Feraheme (0.4% of patients) compared to those receiving Injectafer® (38.7% of patients).

“An expanded Feraheme label that includes all eligible adult IDA patients will double the addressable market opportunity estimated to be nearly a million patients per year for Feraheme and provide for future growth within this broader IDA market segment,” said Nik Grund, chief commercial officer at AMAG. “In addition, roughly 4.5 million Americans suffer from the debilitating effects of IDA. AMAG is proud that Feraheme may now be a treatment option for all eligible IDA patients.”

AMAG is committed to researching and developing therapies to address unmet medical needs and often-overlooked conditions, such as IDA. As part of the company’s efforts to help ensure all patients who can benefit from AMAG’s products are able to access them, AMAG offers a comprehensive patient access support program and patient assistance for qualifying Feraheme patients through AMAG Assist™. Uninsured or underinsured patients who need help paying for their Feraheme prescription should call 844-635-2624 to see if they qualify for help.

About Feraheme® (ferumoxytol injection)
Feraheme received marketing approval from the FDA in June 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by seven issued patents covering the composition and dosage form of the product. Six of the issued patents are listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated. Patients with a history of multiple drug allergies may have a greater risk of anaphylaxis with parenteral iron products. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product. Feraheme may cause clinically significant hypotension.  Excessive therapy with parenteral iron can lead to excess storage of iron and possible hemosiderosis. Administration of Feraheme may transiently affect the diagnostic ability of magnetic resonance imaging. The most common adverse reactions (≥ 2%) are diarrhea, headache, nausea, dizziness, hypotension, constipation, and peripheral edema.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of maternal and women’s health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

Forward-Looking Statements

This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, AMAG’s expectation that the broader label doubles the number of patients who could benefit from Feraheme and that it provides for future growth within the broader IDA market segment; AMAG’s beliefs regarding the study data; statements about the seriousness and negative impacts of IDA; statements about the likelihood of Feraheme being a treatment option for additional IDA patients; AMAG’s belief that AMAG Assist™ helps patients get access to Feraheme; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. CBR® is a registered trademark of Cbr Systems, Inc. All other trademarks referenced herein are the property of their respective owners.

CONTACTS:
Investors:
Linda Lennox
908-627-3424

Media:
Sarah Connors
781-296-0722